Exhibit 4.15

THE SECURITIES REPRESENTED BY THIS DOCUMENT AND THE SHARES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM AS CONFIRMED BY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

REVOLVING CONVERTIBLE PROMISSORY NOTE

Up to $5,000,000	November 21, 2025

FOR VALUE RECEIVED, the undersigned FREECAST, INC., a Florida corporation (“Maker”) hereby promises to pay to the order of NEXTELLIGENCE, INC. (“Payee”) at such place as Payee may designate from time to time in writing to Maker, in immediately available funds of official currency of the United States, the aggregate principal amount as may be outstanding hereunder from time to time not to exceed Five Million Dollars ($5,000,000), together with interest thereon from the date of this Convertible Promissory Note (this “Note”), as provided herein. By acceptance of this Note, Payee agrees that it will promptly deliver and surrender this Note to Maker upon full payment thereof.

1. Principal Balance. As of the date first set forth above, the principal amount of this Note is $ 1,315,552.11, which reflects and consolidates the following loans made from Payee to Maker and not evidenced by a written instrument, each of which has been accruing interest at the rate of 12% per annum from and including the date of such loan to but excluding the date of this Note:

(i)	a loan on October 9, 2025 in the amount of $10,000, plus accrued and unpaid interest of $141;

(ii)	a loan on October 15, 2025 in the amount of $185,000, plus accrued and unpaid interest of $2,250;

(iii)	a loan on October 17, 2025 in the amount of $50,000, plus accrued and unpaid interest of $575;

(iv)	a loan on October 23, 2025 in the amount of $150,000, plus accrued and unpaid interest of $1,430;

(v)	a loan on October 26, 2025 in the amount of $16,897, plus accrued and unpaid interest of $144;

(vi)	a loan on October 30, 2025 in the amount of $27,079, plus accrued and unpaid interest of $196;

(vii)	a loan on November 3, 2025 in the amount of $50,000, plus accrued and unpaid interest of $296;

(viii)	a loan on November 5, 2025 in the amount of $5,000, plus accrued and unpaid interest of $26

FLORIDA DOCUMENTARY STAMP TAX REQUIRED BY LAW IN THE AMOUNT OF $2,450 HAS BEEN PAID OR WILL BE PAID BY MAKER DIRECTLY TO THE DEPARTMENT OF REVENUE.

(ix)	a loan on November 7, 2025 in the amount of $40,000, plus accrued and unpaid interest of $184;

(x)	a loan on November 12, 2025 in the amount of $200,000, plus accrued and unpaid interest of $592;

(xi)	a loan on November 13, 2025 in the amount of $125,000, plus accrued and unpaid interest of $329; and

(xii)	a loan on November 18, 2025 in the amount of $350,000, plus accrued and unpaid interest of $345

(xiii)	a loan on November 19, 2025 in the amount of $100,000, plus accrued and unpaid interest of $66.

2. Interest Rate. Interest shall accrue on the aggregate unpaid principal balance outstanding hereunder from time to time at the rate of 12% per annum from and including the date first set forth above to and excluding the Maturity Date (as defined below). Interest shall accrue on any principal balance that is not paid on the earlier of the Maturity Date and the date of an Event of Default (as defined below) at the rate of 18% per annum from and including the Maturity Date or the date of such Event of Default to but excluding the date of payment or conversion of principal. In no event, however, shall interest be payable at a rate higher than the highest rate permitted by applicable law. Interest on the principal balance outstanding will be calculated on the basis of the actual number of days elapsed over an assumed year consisting of 365 days, to the date of receipt by Payee of any interest and/or principal. Interest shall be payable on the unpaid principal balance of this Note, as the same may exist from time to time, from the date of issuance until paid or converted in full, in accordance with the terms herein and shall be payable: (a) on the Maturity Date; or (b) on any earlier date of payment or conversion of principal, in whole or in part and, if in part, as to the portion paid or converted.

3. Payment Terms. Any outstanding principal balance and accrued and unpaid interest shall be paid to Payee in full no later than June 30, 2026 (the “Maturity Date”).

4. Conversion Rights.

(a) Payee shall have the right by notice to Maker (“Conversion Notice”) to elect to convert the principal amount of this Note and accrued and unpaid interest thereon (the “Convertible Amount”) in whole or in part into shares (“Shares”) of Maker’s common stock, par value of $0.0001 per share (“Common Stock”), at the Conversion Price (as defined below) in lieu of having Maker repay this Note pursuant to Section 3 above. The date notice of conversion of all or any portion of the Note is given by Payee to Maker is referred to as the “Conversion Date.” No fractional Shares will be issued in connection with any conversion of the Convertible Amount, but instead will be rounded up to the nearest whole Share.

(b) The Convertible Amount is convertible at any time at the option of Payee by notice to Maker into that number of Shares equal to the Convertible Amount divided by Eight Dollars ($8.00), subject to adjustment as provided in the remaining provisions of this Note (the “Conversion Price”). The Shares or other securities into which this Note is convertible (and any Shares issued upon conversion or exercise of any such other securities) are referred to as the “Conversion Securities.” Payee may elect to convert this Note in part under any provision hereof permitting conversion and may elect multiple conversions.

(c) Upon conversion of any portion of this Note and delivery of the Conversion Securities in accordance with the terms hereof, the portion of the principal balance of this Note so converted and all accrued interest due thereon as of the date of conversion will be deemed paid in full, and upon conversion of all outstanding principal and interest the Note will be deemed cancelled and of no force or effect.

5. Additional Matters Relating to Conversion.

(a) If Maker shall effect a stock split of the outstanding Common Stock after the date first set forth above, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If Maker shall combine the outstanding shares of Common Stock after the date first set forth above, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.

(b) Maker shall at all times when this Note shall be outstanding, reserve and keep available out of Maker’s authorized but unissued Common Stock the total number of Shares for which this Note and all interest accrued thereon are at any time convertible.

6. Prepayment. Notwithstanding anything contained herein to the contrary, this Note is subject to prepayment in whole or in part at any time at the sole and absolute option of Maker, upon five business days’ prior written notice to Payee. The conversion rights of Payee shall continue to be exercisable during such five-day period and thereafter until payment is made in full to Payee, and Maker shall duly honor all conversions as to which a Conversion Notice is given by Payee during such five day period.

7. Events of Default. Any of the following shall constitute an “Event of Default” under this Note, and shall give rise to the remedies provided in Section 8 herein.

(a) Maker defaults in the payment of principal of or interest on this Note when due, including upon any prepayment provided for herein.

(b) Maker fails to or is unable to (including by reason of Maker having insufficient authorized capital), or notifies Payee, at any time, that it does not intend to comply with proper requests for conversion of the Note.

(c) Maker fails to instruct its transfer agent to remove any legends from Conversion Securities eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to Payee (or Payee’s transferee, if such request is made in connection with a transfer of Conversion Securities), or to cause to be provided to such transfer agent any opinion of counsel and/or certification of Maker required in order for such transfer agent to comply with such instructions, within three business days of Payee’s request so long as Payee has provided a customary representation letter to Maker that provides a reasonable basis to conclude, to the extent such conclusion is dependent upon matters to be confirmed by Payee, that such shares of Common Stock can be sold pursuant to Rule 144.

(d) Maker defaults in the compliance with any other term contained in this Note (which default is not described in subsections (a) through (c) above) and such default is not remedied or waived within ten business days after receipt by Maker of notice from Payee of such default.

(e) Maker shall be subject to a Bankruptcy Event. For purposes hereof, “Bankruptcy Event” means any of the following events: (i) Maker commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Maker or any Significant Subsidiary thereof; (ii) there is commenced against Maker any such case or proceeding that is not dismissed within 60 days after commencement; (iii) Maker is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) Maker suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (v) Maker makes a general assignment for the benefit of creditors; (vi) Maker calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (vii) Maker, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

8. Remedies on Event of Default. If any Event of Default will occur, Payee shall, in addition to any and all other available rights and remedies, have the right, at Payee’s option, to: (a) declare the entire unpaid outstanding principal balance of this Note, together with all interest accrued thereon, and all other sums due by Maker hereunder, to be immediately due and payable without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by Maker, provided that upon the occurrence of an Event of Default described in Section 7(e), the entire unpaid outstanding principal balance of this Note, together with all interest accrued thereon, and all other sums due by Maker hereunder, shall be immediately due and payable without any declaration or other act by Payee; and (b) pursue any and all available remedies for the collection of such principal and interest and all other sums due by Maker hereunder and to enforce its rights as described herein; and in such case Payee may also recover all costs of suit and other expenses in connection therewith, including reasonable attorney’s fees for collection and the right to equitable relief to enforce Payee’s rights as set forth herein without the requirement to post any bond or other financial surety. The remedies provided in this Note may be exercised by Payee without notice to Maker (to the extent permitted by law and except as notice is herein expressly required), and will be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Payee for the recovery of damages or otherwise in the event of a breach of any of the undertakings of Maker hereunder. No failure by Payee to exercise and no delay in exercising any right, power or privilege under this Note will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other, further or additional exercise thereof.

9. Governing Law; Venue; Waiver of Jury Trial. This Note shall be governed by and construed in accordance with the laws of the State of Florida applied to contracts to be performed wholly within the State of Florida, without regard to conflicts of laws principles. Any judicial proceeding brought against Maker with respect to this Note or any related agreement may be brought in any court located in the State of Florida, United States of America, and, by execution and delivery of this Note, Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Maker hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Maker at its address set forth below and service so made shall be deemed completed five days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Payee to bring proceedings against Maker in the courts of any other jurisdiction. Maker waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Maker against Payee involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Note or any related agreement, shall be brought only in a federal or state court located in the State of Florida.

MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR NOTE EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10. Amendment. Neither any provision of this Note nor any performance hereunder may be amended or waived orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11. Binding Effect. The rights and obligations of Maker under this Note will be binding upon its successors, assigns, heirs, administrators and transferees.

12. Successors and Assigns. This Note may be assigned, transferred or negotiated by Payee to any person at any time (a “Transfer”) only upon its surrender to Maker for registration of Transfer, duly endorsed, or accompanied by a duly executed written instrument of Transfer in form satisfactory to Maker. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of Maker’s obligation to pay such interest and principal. Maker may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Payee. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

EXECUTED as of the date first set forth above.

FREECAST, INC.

BY:	/s/ Jonathan Morris
Jonathan Morris, CFO

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